Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE
This Severance Agreement and Release (this “Agreement”) is made by and between Joseph D’Urso (“Employee”) and Radian Group Inc. (“Radian”). Employee and Radian are parties to this Agreement and are collectively referred to herein as the “Parties.” This Agreement provides for all payments to which Employee may be entitled from the Company (as defined below), including under the Executive Officer Agreement between Employee and Radian dated May 5, 2014 (the “Executive Officer Agreement”).
As used in this Agreement, any reference to Employee shall include Employee, and in their capacities as such, Employee’s heirs, administrators, representatives, executors, legatees, successors, agents and assigns. As used in this Agreement, any reference to the “Company” shall mean Radian and each subsidiary of Radian.
In consideration of the mutual promises, agreements and representations contained herein, the Parties agree as follows:
1.Termination of Service. Employee acknowledges that as of March 8, 2016 (the “Termination Date”), Employee’s employment with the Company will be terminated and Employee will have no right to reemployment thereafter. As of the Termination Date, Employee will cease to hold any position or office with the Company, including as an officer or director of the Company.

2.Company’s Obligations.

a)	Whether or not Employee executes this Agreement, the Company:
(1)Will not contest any application for unemployment compensation that Employee may file; and
(2)Will pay Employee a lump sum payment for Employee’s accrued but unused paid-time-off days. Such payment will be made in a single lump sum, less standard withholding taxes, by the regular payroll date for the pay period in which the Termination Date occurs.

b)In consideration of the Release set forth in Paragraph 3 below and the promises set forth in Paragraph 4 below and in lieu of any other severance amounts under any other severance plans or agreements provided by the Company, the Company agrees to pay or provide the following severance pay to Employee, provided Employee timely signs, returns and does not revoke this Agreement:

(1)The Company shall pay Employee severance pay equal to Employee’s base salary as in effect on the Termination Date (which is equal to a gross amount of $500,000). The severance payments shall be paid in bi-weekly installments in accordance with the Company’s normal payroll practices, over the 52-week period following the Termination Date (the “Severance Period”). The first payment will be made on the first payroll date that is administratively practicable after the Effective Date and will include installments for the period from the Termination Date to the first payment date.
(2)The Company shall pay Employee a lump sum cash payment of $750,000, which is equal to his target incentive award under the Company’s STI/MTI Incentive Plan for Executive Employees (the “STI/MTI Plan”). The payment will be made on the first payroll date that is administratively practicable after the Effective Date.

(3)The Company shall pay Employee a lump sum cash payment of $139,726.02, which is equal to a prorated 2016 target incentive award under the STI/MTI Plan. The payment will be made on the first payroll date that is administratively practicable after the Effective Date.

(4)The Company shall pay Employee his 2015 STI award under the STI/MTI Plan as approved by the Compensation and Human Resources Committee of Radian’s board of directors in the amount of $277,500, which shall be paid on the date on which 2015 STI awards are paid to other participants in the STI/MTI Plan. Employee shall be eligible to earn an MTI target award of $277,500 for the 2016 MTI period, based on actual 2016 achievement of the business performance metrics established under the STI/MTI Plan; such award, if any, shall be paid on the date on which 2016 MTI awards are paid to other participants in the STI/MTI Plan.

(5)During the period beginning on the Termination Date and ending on the earlier of (i) the date on which Employee first becomes covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or (ii) the last day of the Severance Period (the “Coverage Period”), if Employee elects to receive continued health coverage under the Company’s health plan under the Consolidated Omnibus

Budget Reconciliation Act (“COBRA”) at a level of coverage at or below Employee’s level of coverage in effect on the Termination Date, and Employee pays the full monthly COBRA premium cost for such health coverage, the Company shall reimburse Employee monthly an amount equal to the monthly COBRA premium paid by Employee, less the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Termination Date. Each payment under this subsection (5) shall be made on an after-tax basis, after taking into consideration the federal, state and local income and payroll taxes imposed on each payment. The payments shall commence on the first payroll date that is administratively practicable after the Effective Date. The first payment shall include any payments for the period from the Termination Date to the commencement date. The Company shall reimburse Employee under this subsection (5) only for the portion of the Coverage Period during which Employee continues coverage under the Company’s health plan. Employee agrees to promptly notify the Company of Employee’s coverage under an alternative health plan upon becoming covered by such alternative plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.
(6)The Company shall provide Employee with outplacement services for a period of up to 12 months after the Termination Date, subject to a maximum of $15,000 in cost. Employee should contact Dan Haneman of Career Concepts, Inc. at (610) 941-4455 to arrange for outplacement services.

(7)Employee’s outstanding equity grants shall be administered according to the terms of the grant agreements applicable to an involuntary termination without cause, except that the following stock options and performance units shall be subject to vesting based on actual achievement of the applicable performance goals:

1.
Stock option granted in 2014: The option with respect to 4,365 shares shall be eligible for vesting on or after June 17, 2017, based on achievement of the applicable stock price goal, and the option with respect to 4,365 shares shall be eligible for vesting on or after June 17, 2018, based on achievement of the applicable stock price goal, in each case according to the terms of the grant agreement.

2.
Stock option granted in 2015: The option with respect to 2,863 shares shall be eligible for vesting on or after July 9, 2018, based on achievement of the applicable stock price goal, and the option with respect to 2,863 shares shall be eligible for vesting on or after July 9, 2019, based on achievement of the applicable stock price goal, in each case according to the terms of the grant agreement.

3.
Performance-based restricted stock units granted in 2014: The performance-based restricted stock units with respect to a target award of 22,478 shares shall be eligible for vesting on June 17, 2017, based on achievement of the applicable performance goals according to the terms of the applicable grant agreement. The performance-based restricted stock units may vest with respect to 0% to 200% of the target award, based on performance, subject to the limitations described in the grant agreement.

4.
Performance-based restricted stock units granted in 2015: The performance-based restricted stock units with respect to a target award of 14,280 shares shall be eligible for vesting on July 9, 2018, based on achievement of the applicable performance goals according to the terms of the applicable grant agreement. The performance-based restricted stock units may vest with respect to 0% to 200% of the target award, based on performance, subject to the limitations described in the grant agreement.

5.
Any portion of the foregoing stock options that vests shall be exercisable for one year after vesting of such portion of the stock option, but not beyond the expiration of the term of the option, and in other respects shall be subject to the terms of the applicable grant agreement, including without limitation the terms applicable in the event of a Change of Control.

6.
Any portion of the foregoing performance-based restricted stock units that vests shall be payable at the same time that the vested performance-based restricted stock units are payable to active employees under the applicable grant agreement, and in other respects shall be subject to the terms of the applicable grant agreement, including without limitation the terms applicable in the event of a Change of Control.

c)In the event Employee dies after the Termination Date, (i) any payments or grants due to Employee under this Agreement and not paid (or exercised, with respect to any vested options) prior to Employee’s death shall be made to (or may be exercised by, in the case of any vested options) the personal representative of Employee’s estate and (ii) Employee’s spouse and dependents then covered under the health plan described in subsection (b)(5) above shall be eligible for continued reimbursement in accordance with subsection (b)(5).

d)Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise. Except as provided in subsection (b)(5), the amount of any payment or benefit provided for herein shall not be reduced by any compensation earned by other employment or otherwise.

e)Except as set forth in Paragraph 2(b)(7) above, any outstanding stock options, restricted stock units or other stock awards held by Employee as of the Termination Date shall be subject to the terms of the relevant plans and applicable award agreements, and shall be forfeited to the extent not vested as of the Termination Date.

f)All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Employee shall be responsible for all taxes applicable to amounts payable under this Agreement.

g)Payments of incentive compensation under this Agreement, including equity grants, shall be subject to Radian’s Incentive Compensation Recoupment Policy.

3.Release.

a)In further consideration of the compensation provided to Employee in Paragraph 2(b), Employee hereby agrees, subject to and without waiving any rights identified in Paragraph 8, Permitted Conduct, of this Agreement, to the maximum extent permitted by law, to irrevocably and unconditionally RELEASE AND FOREVER DISCHARGE the Company and each of its and their past or present parents, subsidiaries and affiliates, their past or present officers, directors, stockholders, employees and agents, their respective successors and assigns, heirs, executors and administrators, the pension and employee benefit plans of the Company and of the Company’s past or present parents, subsidiaries or affiliates, and the past or present trustees, administrators, agents or employees of all such pension and employee benefit plans (hereinafter collectively included within the term the “Released Parties”), acting in any capacity whatsoever, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, whether known or unknown, which Employee may have, or which Employee’s heirs, executors or administrators may have against the Released Parties, by reason of any matter, cause or thing whatsoever from the beginning of Employee’s employment with the Company to and including the date on which Employee executes this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship and/or the termination of Employee’s employment relationship with the Company, including but not limited to, any claims which have been asserted, could have been asserted, or could be asserted now or in the future, which includes any claim or right based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, New York State Human Rights Law, N.Y. New York Equal Pay Law, New York Equal Rights Law, New York Off-Duty Conduct Lawful Activities Discrimination Law, New York State Labor Relations Act, New York Family Leave Law, New York Minimum Wage Act, New York Wage and Hour Law, New York WARN Laws, New York Wage Hour and Wage Payment Law, Pennsylvania Human Relations Act, Pennsylvania Equal Pay Law, Pennsylvania Pregnancy Guidelines of the Human Relations Commission, Utah Antidiscrimination Act, Utah Genetic Testing Privacy Act, Utah Minimum Wage Act, Utah Wage Payment Law, Utah Occupational Safety and Health Act, including all amendments thereto, and any other federal, state or local statutes or common law under which Employee can waive Employee’s rights, any contracts between the Released Parties and Employee, and all claims for counsel fees and costs.

b)In waiving and releasing any and all claims against the Released Parties, whether or not now known to Employee, Employee understands that this means that if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Agreement will remain effective in all respects, despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Agreement if Employee had prior knowledge of such facts.

c)Notwithstanding anything in this Agreement to the contrary, Employee does not waive (i) any entitlements under the terms of this Agreement, (ii) Employee’s existing right to receive vested accrued benefits under any plans or programs of the Company under which Employee has accrued benefits (other than under any Company separation or severance plan or programs), (iii) any claims that, by law, may not be waived, (iv) any right to indemnification under Paragraph 11 of this Agreement or the bylaws of the Company, or under any directors and officers insurance policy, with respect to Employee’s performance of duties as an employee or officer of the Company, (v) any rights or claims that may arise after the date Employee executes this Agreement, and (vi) any claim or right Employee may have for unemployment insurance benefits, workers’ compensation benefits, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law.

4.Employee’s Obligations. Employee agrees to comply with the restrictive covenants and agreements set forth in Section 9 of the Executive Officer Agreement, all other written restrictive covenants and agreements with the Company, including restrictive covenants under equity grants, and all confidentiality and other obligations with respect to the Company under the Company’s Code of Conduct and Ethics, including without limitation non-competition, non-solicitation, confidentiality and insider trading restrictions (collectively, the “Restrictive Covenants”). Employee expressly acknowledges that continuing to comply with the terms of the Restrictive Covenants is a material term of this Agreement. Employee further acknowledges that in the event that a court of competent jurisdiction determines that Employee has violated any of the Restrictive Covenants, Employee shall forfeit any unpaid amounts described in Paragraph 2(b), including the equity grants described in Paragraph 2(b)(7), and shall return to the Company any amounts previously paid under Paragraph 2(b), including amounts paid upon payment or exercise of the equity grants described in Paragraph 2(b)(7). All payments under Paragraph 2(b), including payments and exercise of the equity grants described in Paragraph 2(b)(7), shall be suspended when the Company determines, based on a good faith belief, that Employee has violated any of the Restrictive Covenants, pending the date of determination of the issue by a court of competent jurisdiction.

5.Return of Property. Employee warrants that Employee will return all Company property to the Company on or before the Effective Date and Employee will not retain any property of the Company. To the extent that Employee made use of Employee’s own personal computing devices (e.g., PDA, laptop, thumbdrive, etc.) during employment with the Company, Employee will deliver such personal computing devices to the Company for review and will permit the Company to delete all Company property and information from such personal computing devices, and/or permit the Company to remotely delete all Company property and information from such personal computing devices.

6.Cooperation. Except as expressly permitted or required by this Agreement or by law and as set forth in Paragraph 8 below, Employee agrees that, upon the Company’s reasonable notice to Employee, Employee shall fully cooperate with the Company in investigating, defending, prosecuting, litigating, filing, initiating or asserting any actual or potential claims or investigations that may be made by or against the Company to the extent that such claims or investigations may relate to any matter in which Employee was involved (or alleged to have been involved) while employed with the Company or of which Employee has knowledge by virtue of Employee’s employment with the Company. Upon submission of appropriate documentation, Employee shall be reimbursed for reasonable out-of-pocket expenses incurred in rendering such cooperation.

7.Confidentiality of this Agreement. Except as expressly permitted or required by this Agreement or by law and as set forth in Paragraph 8 below, the Parties agree that they will not disclose the existence of this Agreement, the terms of this Agreement or the circumstances or allegations giving rise to this Agreement, to any person other than their attorneys, Employee’s immediate family members, their accountants or financial advisors, Company employees with a legitimate need to know the information contained herein, and any other parties where such disclosure is required by law, so long as such individuals agree to keep such information confidential. The Parties expressly acknowledge that maintaining the confidentiality of this Agreement is a material term of this Agreement. Employee further acknowledges that in the event that a court of competent jurisdiction determines that Employee has violated Employee’s confidentiality obligation set forth herein, Employee shall forfeit any unpaid amounts described in Paragraph 2(b), including the equity grants described in Paragraph 2(b)(7), and shall return to the Company any amounts previously paid under Paragraph 2(b), including amounts paid upon payment or exercise of the equity grants described in Paragraph 2(b)(7). All payments under Paragraph 2(b), including payments and exercise of the equity grants described in Paragraph 2(b)(7), shall be suspended when the Company determines, based on a good faith belief, that Employee has violated Employee’s confidentiality obligation set forth herein, pending the date of determination of the issue by a court of competent jurisdiction.

8.Permitted Conduct. Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the Equal Employment Opportunity Commission, the Department of justice, the Securities and Exchange Commission, or any other federal, state or local regulatory authority. To the extent permitted by law, upon receipt of any subpoena, court order, or other legal process compelling the disclosure of any confidential information and trade secrets of the Company, Employee agrees to give prompt written notice to the Company so as to permit the Company to protect its interests in confidentiality to the fullest extent possible.

9.No Other Benefits or Compensation. Effective on Employee’s Termination Date, Employee shall cease to be a participant in the benefit plans of the Company, except that Employee’s coverage under the applicable Company health plan shall continue until the end of the calendar month in which the Termination Date occurs and Employee may thereafter elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act, subject to the terms of the health plan and subject to Employee paying the applicable premiums. Employee acknowledges that, upon receiving the payments and benefits provided for in Paragraph 2, Employee has received all benefits and amounts due from the Company related to Employee’s employment with the Company, including all wages, overtime, bonuses, commissions, incentives, sick pay, personal leave and vacation pay to which Employee is entitled and that no other amounts are due to Employee other than as set forth in this Agreement. Employee also acknowledges that Employee was provided any leaves to which Employee was entitled in connection with Employee’s employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is a waiver, modification or forfeiture of any vested accrued benefit that Employee may have under the Company’s benefit plans.

10.Enforcement. Pursuant to the Executive Officer Agreement, if the Company fails to perform under this Agreement, the Company shall pay Employee on demand the amount necessary to reimburse Employee in full for all expenses (including attorney’s fees and legal expenses) incurred by Employee in enforcing the obligations of the Company under this Agreement, but only with respect to claims as to which Employee prevails in material respects.

11.Indemnification. Pursuant to the Executive Officer Agreement, as to any matter occurring or arising during Employee’s employment with the Company, the Company hereby covenants and agrees to indemnify Employee and hold him harmless fully, completely and absolutely against and in respect to any and all actions, suits, proceedings, claims, demands, judgments, costs, reasonable expenses (including reasonable attorney’s fees), losses and damages resulting from his good faith performance of his duties and obligations as an employee, officer or director of the Company to the extent provided by the bylaws of the Company; provided, however, that this indemnity shall not apply with respect to any breach by Employee of the terms of this Agreement or the Executive Officer Agreement.

12.Mutual Non-Disparagement. The Parties covenant and agree that the mutual non-disparagement provision set forth in Paragraph 9(f) of the Executive Officer Agreement shall continue in full force and effect.

13.Neutral Reference. The Company shall respond to inquiries regarding Employee’s employment with the Company by informing any inquiring parties that Company policy permits disclosure of only providing dates of employment, position and compensation; such information will then be provided to the inquiring party.

14.No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing on the part of either Party under any law, statute, regulation or ordinance.

15.Controlling Law. This Agreement and all matters arising out of, or relating to it, shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

16.Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement shall be brought and prosecuted only in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, and the jurisdiction of such court in any such proceeding shall be exclusive. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

17.Severability. If any provision of this Agreement is construed to be invalid, unlawful or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto, except that, in the event the release in Paragraph 3 is held to be unlawful, invalid or unenforceable, any payments made pursuant to Paragraph
2(b) shall be returned to the Company and no further consideration shall be due. If any covenant or agreement is held to be unenforceable because of the duration thereof or the scope thereof, then the court making such determination shall have the power to reduce the duration and limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.
18.Amendment. The Parties agree that this Agreement may not be altered, amended or modified, in any respect, except by a writing duly executed by both Parties.

19.Entire Agreement. The Parties understand that no promise, inducement or other agreement not expressly contained herein has been made conferring any benefit upon them; that this Agreement contains the entire agreement between the Parties with respect to the subject matter hereof (except as provided in the following sentence), and that the terms of this Agreement are contractual and not recitals only. Notwithstanding the foregoing, Employee agrees that Employee shall remain subject to all Restrictive Covenants, and such Restrictive Covenants will continue in effect according to their terms.

20.Section 409A. This Agreement is intended to comply with section 409A of the Internal Code, or an exemption, and the provisions of this Paragraph shall apply notwithstanding any provisions of this Agreement to the contrary. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments and each payment shall be treated as a separate payment. With respect to any payments that are subject to section 409A of the Code, in no event shall Employee, directly or indirectly, designate the calendar year of a payment. With respect to any payments that are subject to section 409A of the Code, in no event shall the timing of Employee’s execution of this Agreement, directly or indirectly, result in Employee designating the calendar year of payment of any amount set forth in Paragraph 2(b) above, and if a payment of any amount set forth in Paragraph 2(b) above is subject to section 409A of the Code and could be made in more than one taxable year, based on timing of the execution of this Agreement, payment shall be made in the later taxable year. Any reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code.

21.ACKNOWLEDGEMENT. Employee hereby acknowledges that:
d)The Company advises Employee to consult with an attorney before signing this Agreement;

e)Employee has obtained independent legal advice from an attorney of Employee’s own choice with respect to this Agreement or Employee has knowingly and voluntarily chosen not to do so;

f)Employee freely, voluntarily and knowingly entered into this Agreement after due consideration;

g)Employee had 21 days to review and consider this Agreement;

h)If Employee knowingly and voluntarily chooses to do so, Employee may accept the terms of this Agreement on or after the Termination Date but before the 21 day consideration period provided for above has expired;

i)Employee is signing this Agreement on or after Employee’s Termination Date;

j)Employee has a right to revoke this Agreement by notifying Anita Scott at the Company in writing within seven days of Employee’s execution of this Agreement. Unless revoked, this Agreement will become effective on the eighth day following its execution (the “Effective Date”);

k)Changes to the Company’s offer contained in this Agreement that are immaterial will not restart the consideration period;

l)In exchange for Employee’s waivers, releases and commitments set forth herein, including Employee’s waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that Employee is receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which Employee would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

m)No promise or inducement has been offered to Employee, except as expressly set forth herein, and Employee is not relying upon any such promise or inducement in entering into this Agreement.

n)EMPLOYEE REPRESENTS THAT EMPLOYEE HAS READ THE TERMS OF THIS AGREEMENT, THAT THIS AGREEMENT IS WRITTEN IN A MANNER THAT EMPLOYEE CAN UNDERSTAND AND THAT THE COMPANY HAS NOT MADE ANY REPRESENTATIONS CONCERNING THE TERMS OR EFFECTS OF THIS AGREEMENT OTHER THAN THOSE CONTAINED HEREIN.
EMPLOYEE FREELY AND VOLUNTARILY AGREES TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS EMPLOYEE’S OWN FREE ACT.
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IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.
Radian Group Inc.
Date: 3/30/16              By: /s/ Anita Scott
Name: Anita Scott
Title: Chief Human Resources Officer
Date: 3/29/16              By: /s/ Joseph D’urso